Contacts:

Media:	Analysts:
Misty Zelent	Joe Fimbianti
(704) 655-5324, mzelent@irco.com	(704) 655-4721, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com
Ingersoll Rand Announces Proposed Private Offering of Senior Notes

Swords, Ireland, June 17, 2013 – Ingersoll-Rand plc (NYSE: IR) (the “Company,” “we” and “our”) today announced that it expects its indirect, wholly-owned subsidiary, Ingersoll-Rand Global Holding Company Limited (“IR Global”), to offer, subject to market and other conditions, senior notes (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We expect that the offering will consist of three tranches.

We expect that the notes will be issued by IR Global and guaranteed by the Company and by Ingersoll-Rand Company Limited and Ingersoll-Rand International Holding Limited, each of which is a wholly-owned subsidiary of the Company and a parent company of IR Global.

We intend to use the net proceeds from the offering of the Notes first, to fund the redemption of IR Global’s existing $600 million aggregate principal amount of 6.00% Senior Notes due 2013; and second, to the extent of any remaining proceeds, to fund the redemption of IR Global’s $655 million aggregate principal amount of 9.5% Senior Notes due 2014 and/or to fund expenses related to our previously-announced spin off of our commercial and residential security businesses. We expect to use any remaining proceeds for general corporate purposes.

The Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this news release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements
Certain statements contained in this news release, other than purely historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements generally include those identified by the words “expect,” “estimate,” “intend,” “will” and “would” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can offer no assurance that such expectations will prove to be correct. Some of the significant risks and uncertainties that could cause actual results to differ materially from our expectations and projections are described more fully in Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013. All forward-looking statements are expressly qualified in their entirety by such risk factors.

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